UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) October 24, 2007
A. T. CROSS COMPANY (Exact name of registrant as specified in its charter)
Rhode Island (State or other jurisdiction of incorporation)	1-6720 (Commission File Number)	05-0126220 (IRS Employer Identification No.)
One Albion Road, Lincoln, Rhode Island (Address of principal executive offices)	02865 (Zip Code)
Registrant's telephone number, including area code (401) 333 1200 N/A (Former name or former address if changed since last report.)

Section 2 - Financial Information

Item 2.02 - Results of Operations and Financial Condition.

On October 24, 2007, the registrant issued the following press release announcing financial results for the third quarter ended September 29, 2007:

NEWS RELEASE
CONTACTS:	Kevin F. Mahoney Vice President, Finance and Chief Financial Officer 401-335-8470
Integrated Corporate Relations James Palczynski/David Griffith 203-682-8200

FOR IMMEDIATE RELEASE

A.T. CROSS COMPANY REPORTS SUBSTANTIAL GROWTH IN

THIRD QUARTER RESULTS

* Revenue Grows Ten Percent

* Operating Income Grows from $0.2 Million to $2.2 Million

* Quarterly Earnings Improve from $0.02 Per Share to $0.16 Per Share

* 2007 Earnings Guidance Raised to $0.45 per share

Lincoln, RI - October 24, 2007 - A.T. Cross Company (AMEX: ATX) today announced financial results for the third quarter and nine months ended September 29, 2007.

Third Quarter Results

Consolidated sales for the third quarter of 2007 increased 10.0% to $35.1 million compared to $31.9 million in the third quarter of 2006. The Cross Accessory Division, also referred to as the writing instruments and accessories segment, recorded revenue of $26.3 million, up 3.9% compared to the same period last year. The Company's optical segment, comprised of Costa Del Mar, had a third quarter sales increase of 33.5% to $8.8 million, compared to the same period last year.

Gross margin in the third quarter increased 330 basis points to 56.7%, compared to 53.4% in last year's third quarter, as both segments reported continued improvements in gross margins. Operating expenses were $17.7 million, or 50.3% of sales in the quarter, versus $16.8 million, or 52.7% of sales for the same period a year ago. Consolidated operating income in the third quarter was $2.2 million, a $2.0 million improvement compared to the operating profit of $0.2 million in the third quarter of 2006.

Net income for the quarter was $2.4 million, or $0.16 per basic share, compared to $0.3 million, or $0.02 per basic share, last year. The income tax provision for the current quarter was favorably impacted by the recognition of tax benefits, the realization of which were previously considered uncertain. These tax benefits favorably impacted results by $0.06 per share.

David G. Whalen, President and Chief Executive Officer of A.T. Cross said, "In the third quarter, we continued to transform A.T. Cross. We built upon the strength and momentum created in the first two quarters and accomplished what we needed to accomplish. Specifically, our Costa Del Mar business continued to excel and the Cross Accessory Division is prepared for what we expect will be a strong showing in the peak holiday period."

Nine Month Results

Consolidated sales in the first nine months of 2007 increased 10.8% to $104.2 million compared to $94.0 million in 2006. Cross Accessory Division revenue was $74.9 million, up 3.3% compared to the same period last year. Costa Del Mar's net sales increased 36.4% to $29.3 million compared to the same period last year.

Year to date, net income was $3.5 million or $0.23 per basic share, compared to $0.6 million or $0.04 per basic share, last year. The income tax provision for the current nine month period was favorably impacted by the recognition of tax benefits, the realization of which were previously considered uncertain. These tax benefits favorably impacted results by $0.05 per share.

Guidance

The Company is establishing its 2007 revenue guidance at 8% to 9% growth and is now targeting 2007 earnings per share at $0.41, exclusive of the projected favorable impact of the tax benefits previously described, which will favorably impact 2007 results by $0.04 per share. This compares to the previous 2007 guidance of $0.37 - $0.40 per share.

Conference Call

The Company's management will host a conference call tomorrow, October 25, 2007 at 8:30 AM Eastern Time. Parties interested in participating in the conference call may dial-in at (888) 820-9413, while international callers may dial-in at (913) 312-0957. A live webcast of the call will be accessible on the Company's website at www.cross.com or www.viavid.net. The webcast will be archived for 30 days on these sites, while a telephone replay of the call will be available beginning at 11:30 AM Eastern Time on October 25, 2007 through November 1, 2007 at (888) 203-1112 or (719) 457-0820 for international callers, and entering the pass code of 4011502.

About A.T. Cross Company

Building on the rich tradition of its award-winning writing instruments and reputation for innovation and craftsmanship, A.T. Cross Company is a designer and marketer of branded personal and business accessories. Cross provides a range of distinctive products that appeal to a growing market of consumers seeking to enhance their image and facilitate their lifestyle. Cross products, including award-winning quality writing instruments, leather goods, timepieces, and business accessories and Costa Del Mar sunglasses, are distributed in retail and corporate gift channels worldwide. For more information, visit the A.T. Cross website at www.cross.com and the Costa Del Mar website at www.costadelmar.com.

Statements contained in this release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (including but not limited to statements relating to the expected positive revenue and earnings performance of the Cross Accessory Division during the holiday season.) In addition, words such as "believes," "anticipates," "expects," and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties, including but not limited to consumers' and retailers' demand for the Company's existing and new writing instrument and extension products, retailers' support for the Company's merchandising initiatives, and the ability of the Company to match forecasts and production with consumer demand, and are not guarantees since there are inherent difficulties in predicting future results. Actual results could differ materially from those expressed or implied in the forward-looking statements. The information contained in this document is as of October 24, 2007. The Company assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments. Additional discussion of factors that could cause actual results to differ materially from management's expectations is contained in the Company's filings under the Securities Exchange Act of 1934.

(Tables to follow)

A. T. CROSS COMPANY
CONSOLIDATED SUMMARY OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

		Three Months Ended		Nine Months Ended
		September 29,	September 30,	September 29,	September 30,
		2007	2006	2007	2006

	Net sales	$35,114	$31,919	$104,162	$93,990
	Cost of goods sold	15,199	14,866	45,421	43,524
	Gross Profit	19,915	17,053	58,741	50,466
	Selling, general and administrative expenses	15,501	14,627	47,842	42,775
	Service and distribution costs	1,526	1,295	4,315	4,111
	Research and development expenses	660	563	1,895	1,694
	Restructuring charges	(10)	352	285	1,169
	Operating Income	2,238	216	4,404	717
	Interest and other income (expense)	33	(143)	(233)	(156)
	Income Before Income Taxes	2,271	73	4,171	561
	Income tax (benefit) provision	(93)	(247)	694	(39)
	Net Income	$ 2,364	$ 320	$ 3,477	$ 600

	Net Income per Share:
	Basic	$0.16	$ 0.02	$0.23	$0.04
	Diluted	$0.15	$ 0.02	$0.22	$0.04
	Weighted average shares outstanding:
	Basic	15,044	14,707	14,905	14,697
	Diluted	15,699	14,871	15,514	14,838

		Three Months Ended		Nine Months Ended
		September 29,	September 30,	September 29,	September 30,
		2007	2006	2007	2006

Segment Data:	Cross Accessory
	Net Sales	$26,289	$25,310	$74,888	$72,526
	Operating Income (Loss)	740	(337)	(970)	(2,776)
	Interest and Other Income (Expense)	49	(141)	(188)	(152)
	Income (Loss) Before Income Taxes	789	(478)	(1,158)	(2,928)

Segment Data:	Optical
	Net Sales	$ 8,825	$ 6,609	$29,274	$21,464
	Operating Income	1,498	553	5,374	3,493
	Interest and Other Expense	(16)	(2)	(45)	(4)
	Income Before Income Taxes	1,482	551	5,329	3,489

		Three Months Ended		Nine Months Ended
		September 29,	September 30,	September 29,	September 30,
		2007	2006	2007	2006
	Cross Accessory Sales Data:
	Americas	$11,823	$12,810	$32,235	$34,004
	Europe, Middle East and Africa	9,303	7,876	26,317	23,027
	Asia Pacific	4,692	3,986	14,264	13,648
	Other	471	638	2,072	1,847
	Total Net Sales	$26,289	$25,310	$74,888	$72,526

A. T. CROSS COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, unaudited)

	September 29, 2007	September 30, 2006
Assets
Cash and cash equivalents	$ 7,273	$ 8,025
Accounts receivable	25,889	23,396
Inventories	38,975	28,870
Deferred income taxes	5,107	6,361
Other current assets	7,956	4,469
Total Current Assets	85,200	71,121

Property, plant and equipment, net	15,947	20,771
Goodwill	7,288	7,288
Intangibles and other assets	5,979	5,158
Deferred income taxes	8,980	5,355

Total Assets	$123,394	$109,693

Liabilities and Shareholders' Equity
Accounts payable and other current liabilities	$ 23,760	$ 22,345
Retirement plan obligations	2,269	1,934
Total Current Liabilities	26,029	24,279

Retirement plan obligations	6,744	9,851
Deferred gain on sale of real estate	4,432	0
Long-term debt, less current maturities	3,263	5,600
Other long-term liabilities	2,742	0
Accrued warranty costs	1,308	1,489
Shareholders' equity	78,876	68,474

Total Liabilities and Shareholders' Equity	$123,394	$109,693

For information at A.T. Cross contact:
Kevin F. Mahoney
Vice President, Finance and Chief Financial Officer
(401) 335-8470
kmahoney@cross.com

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

A. T. CROSS COMPANY (Registrant)
Date: October 24, 2007	KEVIN F. MAHONEY (Kevin F. Mahoney) Vice President, Finance Chief Financial Officer